
                                           Selected Consolidated Financial Data
                                           (in thousands, except per share data)


                                                                                                       Nine months ended
                                                         Year ended December 31,                         September 30,
                                            1991      1992      1993      1994        1995              1995        1996
                                        ----------------------------------------------------        ---------------------

Consolidated Statement of Operations
Data:(1)

Total Sales                             $  2,187   $  3,583   $  8,708   $ 19,199   $ 41,512          $ 28,693   $ 48,823
Net Income (Loss)                           (658)    (1,281)     1,319      2,279      6,235             6,873     10,587
Net Income (Loss) Per Share             $  (0.17)  $  (0.24)  $   0.11   $   0.15   $   0.35          $   0.39   $   0.53
Weighted Average Common and
     Equivalent Shares                     3,935      5,283     11,879     14,845     18,008            17,711     19,823


Consolidated Balance Sheet Data:

Total Assets                              $1,813     $6,246    $15,078    $40,545    $86,772           $82,756   $103,969
Long-term Obligations                       --          152        173        928        531               342         84
Redeemable Preferred Stock                $ --       $3,830    $ 8,312    $ 8,312    $    --           $    --   $     --


(1) The selected consolidated financial data gives retroactive recognition to the Anagram Acquisition which has been accounted for as a pooling of interests.

                                      F-A

                        Selected Quarterly Consolidated Financial Information
                              (in thousands, except per share data)



                                                              Three-Month Period Ended
Condensed Combined                 -------------------------------------------------------------------------------
Statements of Income Data(1)                           1994                                   1995
                                   -------------------------------------------------------------------------------
                                    Mar.31   Jun.30    Sept. 30   Dec.31   Mar.31    Jun.30    Sept.30    Dec.31
                                   -------------------------------------------------------------------------------
Total revenue                     $ 3,093   $ 4,316    $ 4,701   $ 7,089   $ 7,575   $ 9,499   $11,619   $12,819
                                  -------    ------    -------   -------   -------    ------    ------   -------

Income from operations                 88       356        525     1,796     1,829     2,945     4,036        59

Net income (loss)                 $   113   $   355    $   450   $ 1,361   $ 1,445   $ 2,253   $ 3,175   $  (638)
                                  =======   =======    =======   =======   =======   =======   =======   =======

Net income (loss) per share       $  0.01   $  0.02   $  0.03   $  0.09   $  0.09   $  0.11   $  0.16   $ (0.03)
                                  =======   =======    =======   =======   =======   =======   =======   =======


Weighted average Common
     and equivalent shares         13,764    14,947     15,034   15,327    15,807    19,819    19,978    19,927

Continued.....


                                    Three-Month Period Ended
Condensed Combined                ------------------------------
Statements of Income Data(1)                    1996
                                  ------------------------------
                                    Mar.31     Jun.30   Sept.30
                                  ------------------------------

Total revenue                       $14,811   $16,733   $17,279
                                    -------   -------   -------
Income from operations                4,599     5,010     4,307

Net income (loss)                   $ 3,436   $ 3,790   $ 3,361
                                    =======   =======   =======

Net income (loss) per share         $  0.18   $  0.19   $  0.17
                                    =======   =======   =======


Weighted average Common
     and equivalent shares           19,465    19,789    20,152


1) The selected quarterly consolidated financial information gives retroactive recognition to the acquisition of Anagram which has been accounted for as a pooling-of-interests.

                                      F-B

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS



Overview

         Avant! resulted from the merger of ArcSys, Inc. ("ArcSys") and Integrated Silicon Systems, Inc. ("ISS") on November 27, 1995. On September 27, 1996, Avant! acquired Anagram Incorporated ("Anagram"). The ISS merger and the acquisition of Anagram have been accounted for by the pooling-of-interests method. Avant!'s consolidated financial statements give retroactive effect for all periods presented to include the results of operations, financial position, and cash flows of ISS and Anagram.

         Avant! develops, markets, and supports software products that assist design engineers in the physical layout, design, verification, simulation and timing analysis of advanced ICs. Avant!'s strategy is to focus on productivity enhancing software for the ICDA segment of the EDA market.

         ArcSys was founded in February 1991, and began shipping Aquarius (formerly ArcCell), its cell-based place and route software product, in 1993. ISS began shipping its initial physical layout software products in 1988. ISS introduced Hercules (formerly VeriCheck), its hierarchical physical verification software, in the third quarter of 1992. ISS introduced its signal integrity analysis software in 1994. Anagram was founded in March 1993, and began shipping ADM, its high-capacity circuit simulation and high-accuracy timing analysis software, in December 1994. Substantially all of Avant!'s and Anagram's revenue on a combined basis for 1993, 1994, 1995 and the nine months ended September 30, 1996 was derived from the licensing and support of Aquarius, Hercules and ADM.



                                       MDA-1

Results of Operations

Comparison of Years Ended December 31, 1995, 1994 and 1993, and the Nine Months Ended September 30, 1996 and 1995

         Revenue. Revenue consists primarily of fees for licenses of Avant!'s software products, maintenance and customer support. Revenue from the sale of software licenses is recognized after shipment of the products, delivery of permanent authorization codes, and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor or post-contract support obligations are accrued at the time the revenue is recognized. In instances where there is a contingency regarding the sale, revenue recognition is delayed until the contingency has been resolved. When Avant! receives advance payment for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met. Avant! has entered into certain license agreements under which software, support and other services are provided to a customer for a bundled price for a specific period. Generally, revenue under such agreements is recognized ratably over the contract period. Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically twelve months. Revenue from customer training, support and other services is recognized as the service is performed.

         Avant!'s total revenue increased 120% from $8,708,000 in 1993 to $19,199,000 in 1994, increased 116% to $41,512,000 in 1995 from 1994, and increased 70% from $28,693,000 in the first nine months of 1995 to $48,823,000 in the first nine months of 1996. The percentage of Avant!'s revenue attributable to software licenses decreased slightly from 88% in 1993 to 87% in 1994, and to 86% in 1995, and decreased from 86% in the first nine months of 1995 to 80% for the first nine months of 1996. This decrease is primarily due to the increased user base and resulting increase in maintenance revenue.

         Software revenue increased 118% from $7,648,000 in 1993 to $16,660,000 in 1994, increased 114% to $35,633,000 in 1995 from 1994, and increased 59% from $24,703,000 in the first nine months of 1995 to $39,236,000 in the first nine months of 1996. Increases in software revenue were due primarily to increased license revenue from Avant!'s place and route, physical verification and simulation and timing software. Services revenue increased 140% from $1,060,000 in 1993 to $2,539,000 in 1994, and increased 132% to $5,879,000 in 1995 from
1994, and increased 140% from $3,990,000 in the first nine months of 1995 to $9,587,000 in the first nine months of 1996, all such increases reflecting the growing base of installed systems. Through September 30, 1996, price increases have not been a material factor in Avant!'s revenue growth. Avant! does not believe that period-to-period comparisons of past revenue growth should be relied upon as indications of future performance. See "Risk Factors--Potential Fluctuations in Quarterly Results."

         As discussed in the consolidated financial statements, Avant! is involved in litigation with Cadence, and other related actions. As a result of such litigation, some customers may cancel or postpone orders of Avant!'s products. As of September 30, 1996, such cancellations and postponements had not had a material financial impact on Avant!'s revenues; however a significant delay of orders in the future may impact Avant!'s business, financial condition and results of operations. An adverse ruling in the litigation could result in Avant!'s inability to sell certain of its products and, as a result, could materially affect Avant!'s business, financial condition and results of operations. In particular, Avant!'s place and route products in dispute,
ArcCell-BV and ArcCell-XO (which have been replaced by Aquarius-BV and Aquarius-XO), accounted for approximately one-third of Avant!'s total revenues for the three-year period ended December 31, 1995. See "Risk Factors--Litigation Risk."

         Deferred revenue increased from $2,308,000 at December 31, 1994 to $5,545,000 at December 31, 1995, and to $6,567,000 at September 30, 1996, due to
the increase in the number of maintenance agreements and license agreements where software and services are provided for a specific period and revenue is recognized ratably over the contract period.

                                       MDA-2

         Costs of Software. Costs of software consist primarily of expenses associated with product documentation and production costs as well as amortization of capitalized software costs. Costs of software increased from $236,000 in 1993 to $341,000 in 1994, and increased to $444,000 in 1995, and increased from $338,000 in the first nine months of 1995 to $687,000 in the first nine months of 1996. Costs of software included amortization of capitalized software amounting to $145,000, $199,000 and $228,000 in 1993, 1994, and 1995, respectively, and $155,000 and $70,000 in the first nine months of 1995 and 1996, respectively.

         Costs of Services. Costs of services consist of costs of maintenance and customer support and direct costs associated with providing other services. Maintenance includes activities undertaken after the product is available for general release to customers to correct errors and make routine changes and additions. Customer support includes any installation assistance, training classes, telephone question and answer services, newsletters, on-site visits and software or data modifications. Costs of services increased from $614,000 in 1993 to $1,352,000 in 1994, and increased to $2,988,000 in 1995, representing
58%, 53% and 51% of services revenue for 1993, 1994 and 1995, respectively, and increased from $2,066,000 in the first nine months of 1995 to $3,521,000 in the first nine months of 1996, representing 52% and 37% of services revenue for the first nine months of 1995 and 1996, respectively. The increases in costs of services were due primarily to an increase in personnel and expenses necessary to support Avant!'s growing base of installed software. The reduction in costs of services as a percentage of service revenue reflects the improved utilization of Avant!'s customer support resources in servicing its increased customer base.

         Selling and Marketing Expenses. Selling and marketing expenses consist primarily of costs, including sales commissions, of all personnel involved in the sales process. This includes sales representatives, marketing associates and application engineers. Selling and marketing expenses also include costs of advertising, public relations, conferences and trade shows. Selling and marketing expenses increased from $3,305,000 in 1993 to $7,655,000 in 1994, and increased to $13,722,000 in 1995, and increased from $9,485,000 in the first nine months of 1995 to $12,634,000 in the first nine months of 1996. The increases reflect higher sales commissions associated with increased sales volumes and increases in sales and increases marketing personnel. Selling and marketing expenses represented 38%, 40% and 33% of total revenue in 1993, 1994 and 1995, respectively, and 26% and 33% of total revenue for the nine months ended September 30, 1995 and 1996, respectively. The decrease in selling and marketing expenses as a percentage of total revenue for these periods resulted primarily from revenue growth and improved sales productivity. The increase in selling and marketing expenses as a percentage of total revenue in 1994 resulted from higher costs associated with increased international sales compared to 1993. Avant! expects to hire additional sales and marketing personnel and to increase promotion and advertising expenditures throughout the remainder of 1996.

         Research and Development Expenses. Research and development expenses include all costs associated with the development of new products and significant enhancements of existing products. Research and development expenses increased from $3,309,000 in 1993 to $4,963,000 in 1994, and increased to $8,284,000 in 1995, and increased from $5,578,000 in the nine months ended September 30, 1995 to $9,228,000 in the nine months ended September 30, 1996. Research and development expenses represented 38%, 26% and 20% of total revenue in 1993, 1994 and 1995, respectively, and 19% and 20% of total revenue in the nine months ended September 30, 1995 and 1996, respectively. The increases resulted from increased personnel-related costs associated with the development of new products and significant enhancements of existing products and the increase in the number of research and development personnel. Avant! anticipates that it will continue to devote substantial resources to product research and development.

         Software development costs are accounted for in accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 86, under which Avant! capitalizes software development costs once technological feasibility has been established. Avant! amortizes such amounts over three years. The amount of software development costs capitalized for 1993, 1994, and 1995 and the nine months ended September 30, 1995 and 1996 was $140,000, $143,000, $63,000, $63,000 and none, respectively, representing 4%, 3%, 1%, 1% and 0% of total research and development expenses, respectively.

                                       MDA-3

         General and Administrative Expenses. General and administrative expenses increased from $1,626,000 in 1993 to $2,123,000 in 1994, and increased to $3,615,000 in 1995, and increased from $2,416,000 in the nine months ended September 30, 1995 to $7,917,000 in the nine months ended September 30, 1996. The increases were primarily due to increases in personnel and related costs necessary to support Avant!'s growth and legal and other costs incurred in the first nine months of 1996 relating to the litigation with Cadence. General and administrative expenses represented 18%, 11% and 9% of total revenue, in 1993, 1994, and 1995, respectively, and 16% and 8% of total revenue in the first nine months of 1995 and 1996, respectively. Avant! began to incur legal and other costs in the fourth quarter of 1995 relating to the litigation with Cadence. Avant! expects these legal expenditures to continue at least through the remainder of 1996 and into 1997.

         Merger Expenses. In connection with the merger with ISS, costs of approximately $3,590,000 were incurred. These costs consisted primarily of the following: (a) approximately $2,858,000 for transaction fees for attorneys, accountants, investment bankers and other related charges; (b) approximately $233,000 for the elimination of duplicate facilities and equipment; (c) approximately $337,000 for severance; and (d) approximately $162,000 for incremental travel, communications, consulting and other costs associated with internal and customer related integration activities. Avant! incurred costs of approximately $920,000 in the third quarter of 1996 related to the Anagram Acquisition. Avant! expects to incur costs of approximately $8 million in the fourth quarter of 1996, related to the Meta and FrontLine Acquisitions.

         Income (Loss) from Operations. Avant! had a loss from operations of $382,000 in 1993, and income from operations of $2,765,000 and $8,869,000 in
1994 and 1995, respectively, and $8,810,000 and $13,916,000 in the first nine months of 1995 and 1996, respectively. The changes in operating results are attributable to revenue growth net of increased expenses necessary to support Avant!'s growth. The operating loss represented 4% of total revenue in 1993. Operating income represented 14% and 21% of total revenue in 1994 and 1995, respectively, and 31% and 29% of total revenue for the nine months ended September 30, 1995 and 1996, respectively.

         Interest Income and Expense. Interest income was $200,000, $878,000, and $2,468,000 in 1993, 1994 and 1995, respectively, and was $1,569,000 and
$2,541,000 in the first nine months of 1995 and 1996, respectively. Interest income increased in 1994 and 1995 and the first nine months of 1996, due to larger cash balances resulting primarily from the proceeds of the ISS public offering which was completed in February 1994, and the ArcSys public offering, which was completed in June 1995. Interest expense represents interest paid on capital leases.

         Income Taxes. Avant! accounts for income taxes in accordance with SFAS No. 109. Prior to 1995, Avant! had experienced net operating losses and had established a valuation allowance against its deferred tax assets relating to the resulting net operating loss carryforwards. As a result of the merger with ISS, the consolidated financial statements have been restated and the valuation allowance was eliminated during 1993. The provision (benefit) for income taxes as a percentage of pre-tax income (loss) was (576%), 35%, 45%, 34% and 36% for 1993, 1994, 1995 and the nine months ended September 30, 1995 and 1996, respectively. The percentage in 1993 was different from the federal statutory rate of approximately 34% due to the elimination of the valuation allowance. The percentage in 1995 was higher than the federal statutory rate of approximately 34% due to the effect of expenses related to the ISS merger which were not deductible for income tax purposes.

                                      MDA-4

Liquidity and Capital Resources

         Net cash provided by operations was $726,000, $2,307,000 and $12,335,000 in 1993, 1994 and 1995, respectively, and $5,852,000 and $12,856,000 in the nine months ended September 30, 1995 and 1996, respectively. The increases in cash provided by operations through 1995 primarily result from increases in net income. The decrease in cash provided from operations on the nine months ended September 30, 1996 is due primarily to an increase in other assets, offset by in increase in net income. Avant! used $2,698,000, $22,891,000 and $27,186,000 of net cash in 1993, 1994, and 1995, respectively, and $36,079,000 and $23,751,000 in the nine months ended September 30, 1995 and 1996, respectively, for investing activities. Net cash used in investing activities relates primarily to net purchases of short-term "available-for-sale" securities. These securities, which are accounted for in accordance with SFAS No. 115, consist of short-term debt securities, U.S. Government Agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock, municipal bonds and demand deposit investments in limited-maturity fixed-income mutual funds. Cash is also used to acquire equipment, furniture and fixtures. Purchases of equipment, furniture and fixtures primarily represent computer workstations and file servers for Avant!'s employees. Avant! expects that purchases of equipment will likely increase as Avant!'s employee base grows. Net cash provided by financing activities was $4,446,000, $20,404,000, and $32,811,000 in 1993, 1994, 1995, respectively, and $32,103,000 and $3,531,000 in the nine months ended September 30, 1995 and 1996, respectively. Cash provided by financing activities primarily results from the sale of preferred and common stock.

         Avant!'s stated payment terms generally are net 30 days. However, in Avant!'s experience, many customers do not comply with stated payment terms due to industry practice, slower payment by certain major companies and most foreign customers and general economic conditions. Avant! periodically increases its allowance for doubtful accounts to reflect increased sales levels and collection experience. Avant! believes that its allowance for doubtful accounts is adequate.

         As of September 30, 1996, Avant! had $77,445,000 of cash and short-term investments and $83,941,000 in working capital. As of September 30, 1996, Avant! had $13,584,000 in current liabilities, including $6,567,000 of deferred revenue. As of September 30, 1996, there was no bank indebtedness outstanding and Avant! had no long-term commitments other than operating and capital lease obligations.

         Based on its operating plan, and absent any adverse judgments in the pending litigation with Cadence, Avant! believes that it has available cash and short-term investments sufficient to fund Avant!'s operations through at least the next 12 months.

                                      MDA-5

Factors That May Affect Future Results

         On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. In addition to actual and punitive damages, Cadence seeks to enjoin the sale of certain place and route products and has filed a motion to obtain a preliminary injunction pending trial of the action. Avant! has filed a counterclaim alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. The Santa Clara County District Attorney's office also is investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit. A criminal complaint, if filed, against Avant!, the Company's management or its employees, could result in a loss of management and other personnel and could have other material adverse effects on the Company. The litigation with Cadence may result in canceled or postponed customer orders and increased future expenditures. Since only a small portion of Avant!'s expenses varies with its revenue, canceled orders or significant expenses related to the Cadence litigation may have an adverse affect on Avant!'s business, operating results and financial condition. Furthermore, an adverse ruling in the Cadence litigation could result in Avant!'s inability to sell certain of its products and, as a result, could have a material adverse effect on Avant!'s business, operating results and financial condition. In particular, Avant!'s place and route products in dispute, ArcCell-BV and ArcCell-XO (which have been replaced by Aquarius-BV and Aquarius-XO), accounted for approximately one third of Avant!'s total consolidated revenues for the three-year period ended December 31, 1995. See "Risk Factors--Litigation Risk

         Avant!'s products compete with similar products from both larger and smaller EDA vendors, and with dissimilar EDA products for a share of their customers' EDA budgets. The EDA industry, and as a result Avant!'s business, has benefited from the rapid world-wide growth of the semiconductor industry. There can be no assurance that this rapid growth will continue. The EDA industry as a whole may experience pricing and margin pressures from a decrease in growth in the semiconductor industry, or other changes in the overall computing environment. In fact, during 1996 the semiconductor industry experienced slower growth than in 1995. In addition, the EDA industry is experiencing consolidation as the major EDA vendors are seeking to provide a complete range of EDA products to customers. There can be no assurance that Avant! will be able to compete successfully against current and future competitors, or that market conditions faced by Avant! will not adversely affect its business, operating results and financial condition.

         Avant!'s future success depends upon its ability to improve current products and develop new products that address the increasingly sophisticated needs of its customers. There can be no assurance that Avant! will continue to be successful in developing technologically acceptable products on a timely basis. Avant!'s ability to develop and improve products is dependent on key individuals for their technical and other contributions. There can be no assurance that Avant! can continue to attract and retain these key personnel. Loss of certain key personnel could result in loss of Avant!'s market advantage and could adversely affect its operating results and financial condition.

         Avant! has adopted SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans, including employee stock purchase plans and stock option plans. Management plans to use the pro forma approach allowed by this standard, but plans to remain on Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for purposes of measurement of compensation expense. Therefore, the Company will provide the disclosures required by SFAS No. 123, but its adoption will not have a material effect on Avant!'s consolidated results of operations.

                                     MDA-6

                       AVANT! CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                          Page
                                                                          ----
Independent Auditors' Report............................................  F-2

Consolidated Balance Sheets.............................................  F-3

Consolidated Statements of Income.......................................  F-5

Consolidated Statements of Stockholders' Equity ........................  F-6

Consolidated Statements of Cash Flows...................................  F-10

Notes to Consolidated Financial Statements..............................  F-12

Schedule of Valuation and Qualifying Accounts--Allowance for doubtful accounts.............................................................  F-25

Computation of Net Income Per Share ....................................  F-26

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Avant! Corporation:

         We have audited the accompanying consolidated balance sheets of Avant! Corporation and subsidiaries (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. In connection with our audit of the accompanying consolidated financial statements, we also have audited the accompanying financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avant! Corporation and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995. Also in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                             KPMG Peat Marwick LLP


December 16, 1996
San Jose, California




                                                 AVANT! CORPORATION AND SUBSIDIARIES

                                                     CONSOLIDATED BALANCE SHEETS
                                            (Amounts in thousands, except per share data)

                                                                                        December 31,
                                                                                    ------------------     Sept. 30,
                                                                                     1994       1995         1996
                                                                                    -------    -------     --------
                                                                                                         (Unaudited)
                                      ASSETS
Current assets:
     Cash and cash equivalents..................................................    $ 5,848    $23,808     $  9,440
     Short-term investments.....................................................     23,561     46,969       68,005
     Accounts receivable, net...................................................      4,611      7,262        9,102
     Deferred income taxes......................................................      2,835      1,646        2,790
     Prepaid income taxes ......................................................         --         --        1,488
     Other .....................................................................        970      1,713        6,700
                                                                                    -------    -------     --------

          Total current assets..................................................     37,825     81,398       97,525
Equipment, furniture, and fixtures, net.........................................      2,401      5,217        6,351
Capitalized software, net.......................................................        315        150           80
Other ..........................................................................          4          7           13
                                                                                    -------    -------     --------
          Total assets..........................................................    $40,545    $86,772     $103,969
                                                                                    =======    =======     ========

                        LIABILITIES, MANDATORY REDEEMABLE
                         CONVERTIBLE PREFERRED STOCK, AND
                               STOCKHOLDERS' EQUITY



Current liabilities:
     Current portion of capital lease obligations...............................   $    273   $    145   $       78
     Accounts payable...........................................................        551        832          852
     Accrued compensation.......................................................      1,754      2,319        2,730
     Accrued income taxes.......................................................        150        553           --
     Other accrued liabilities..................................................        703      1,842        3,357
     Deferred revenue...........................................................      2,308      5,545        6,567
                                                                                    -------    -------     --------
          Total current liabilities.............................................      5,739     11,236       13,584
Capital lease obligations, less current portion.................................        147         40            3
Deferred rent...................................................................        --         110           81
Deferred income taxes...........................................................        681        381           --
Convertible notes payable.......................................................        100        --            --
                                                                                    -------    -------     --------
          Total liabilities.....................................................      6,667     11,767       13,668
                                                                                    -------    -------     --------
Mandatory redeemable convertible preferred stock:
     Mandatory redeemable convertible preferred stock, and convertible preferred stock with put option, $.0001 par value; 3,655 shares authorized;  3,570 shares issued and outstanding (liquidation value of
        $8,536) in 1994; no shares issued and outstanding in 1995 and 1996......      8,312        --           --
Stockholders' equity:
     Series A  convertible  preferred  stock,  $.0001  par value;  5,000  shares authorized; 687 shares issued and outstanding (liquidation value of
        $907) in 1994; no shares issued and outstanding in 1995 and 1996                --         --           --


                                       F-3



                       AVANT! CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS - (Continued)
                 (Amounts in thousands, except per share data)





     Common  stock,  $.0001  par  value;  10,000,   25,000,  and  25,000  shares
        authorized; 9,722, 17,516, and 18,428 shares issued and outstanding in
        1994, 1995, and 1996, respectively......................................          1          2            2
     Additional paid-in capital.................................................     25,158     68,505       74,562
     Deferred stock compensation................................................        (62)      (517)      (1,707)
     Net unrealized gain (loss) on short-term investments.......................       (222)        89          (69)
     Retained earnings..........................................................        691      6,926       17,513
                                                                                    -------    -------     --------
          Shareholders' equity..................................................     25,566     75,005       90,301
                                                                                    -------    -------     --------
          Total liabilities, mandatory redeemable convertible preferred stock,
             and shareholders' equity...........................................    $40,545    $86,772     $103,969
                                                                                    =======    =======     ========

                           See  accompanying  notes  to  consolidated  financial
statements.





                                      AVANT! CORPORATION AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF INCOME
                                 (Amounts in thousands, except per share data)


                                                                                            Nine months ended
                                                              Years ended December 31,          Sept. 30,
                                                           ----------------------------    ------------------
                                                             1993      1994       1995       1995       1996
                                                           -------    -------   -------    -------    -------
                                                                                               (Unaudited)
Revenue:
     Software..........................................    $ 7,648    $16,660   $35,633    $24,703    $39,236
     Services..........................................      1,060      2,539     5,879      3,990      9,587
                                                           -------    -------   -------    -------    -------
          Total revenue................................      8,708     19,199    41,512     28,693     48,823
                                                           -------    -------   -------    -------    -------
Costs and expenses:
     Costs of software.................................        236        341       444        338        687
     Costs of services.................................        614      1,352     2,988      2,066      3,521
     Selling and marketing.............................      3,305      7,655    13,722      9,485     12,634
     Research and development..........................      3,309      4,963     8,284      5,578      9,228
     General and administrative........................      1,626      2,123     3,615      2,416      7,917
     Merger expenses...................................         --        --      3,590        --         920
                                                           -------    -------   -------    -------    -------
          Total operating expenses.....................      9,090     16,434    32,643     19,883     34,907
                                                           -------    -------   -------    -------    -------
          Income (loss) from operations................       (382)     2,765     8,869      8,810     13,916
Interest income........................................        200        878     2,468      1,623      2,550
Interest expense.......................................        (95)      (148)      (62)       (54)        (9)
                                                           -------    -------   -------    -------    -------
          Income (loss) before income taxes............       (277)     3,495    11,275     10,379     16,457
Provision for income taxes (benefit)...................     (1,596)     1,216     5,040      3,506      5,870
                                                           -------    -------   -------    -------    -------
          Net income...................................    $ 1,319    $ 2,279   $ 6,235    $ 6,873    $10,587
                                                           =======    =======   =======    =======    =======
Net income per common share............................    $  0.11    $  0.15   $  0.35    $  0.39    $  0.53
                                                           =======    =======   =======    =======    =======
Weighted average number of common and common
   equivalent shares outstanding.......................     11,879     14,845    18,008     17,711     19,823
                                                           =======    =======   =======    =======    =======



                              See accompanying  notes to consolidated  financial
statements.


                                       AVANT! CORPORATION

                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     (Amounts in thousands)


                                            Series A
                                           convertible                               Additional
                                         preferred stock         Common stock         paid-in
                                        Shares      Amount      Shares      Amount    capital
                                       --------    --------    --------    --------   --------

Balances as of December 31, 1992 ...      1,710    $    630       4,973    $      1   $  3,079
Issuance of common stock ...........       --          --         1,218        --          113
Repurchase and retirement of common
  stock ............................       --          --            (2)       --           (2)
Unrealized loss on short-term
investments ........................       --          --          --          --         --
Net income for 1993 ................       --          --          --          --         --
                                       --------    --------    --------    --------   --------
Balances as of December 31, 1993 ...      1,710         630       6,189           1      3,190
Issuance of common stock ...........       --          --            20        --           20
Conversion of preferred stock to
common stock .......................     (1,023)       (630)      1,023        --          630
Issuance of shares in public
offering, net of expenses ..........       --          --         2,250        --       20,343

Issuance of common stock under stock
  option plan, including related tax
  benefits .........................       --          --           134        --          848
Issuance of common stock under
  employee stock purchase plan .....       --          --             5        --           66
Issuance of shares and accumulated
  deficit of merged company (PSI) ..       --          --           113        --            1
Repurchase of common stock .........       --          --           (12)       --           (2)
Issuance of common stock options at
  below market value ...............       --          --          --          --           62
Unrealized loss on short-term
  investments ......................       --          --          --          --         --
Net income for 1994 ................       --          --          --          --         --
                                       --------    --------    --------    --------   --------
Balances as of December 31, 1994 ...        687        --         9,722           1     25,158



                                   AVANT! CORPORATION

                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (Amounts in thousands)
                                                      Net
                                                   unrealized
                                        Deferred   gain (loss)
                                         stock        on        Retained     Share
                                        compen-    short-term   earnings     holders'
                                         sation    investments  (deficit)    equity
                                         -------- -----------   --------     --------

Balances as of December 31, 1992 ...     $   --      $   --      $ (2,804)   $    906
Issuance of common stock ...........         --          --          --           113
Repurchase and retirement of common
  stock ............................         --          --          --            (2)
Unrealized loss on short-term
investments ........................         --            (8)       --            (8)
Net income for 1993 ................         --          --         1,319       1,319
                                         --------    --------    --------    --------
Balances as of December 31, 1993 ...         --            (8)     (1,485)      2,328
Issuance of common stock ...........         --          --          --            20
Conversion of preferred stock to
common stock .......................         --          --          --          --
Issuance of shares in public
offering, net of expenses ..........         --          --          --        20,343

Issuance of common stock under stock
  option plan, including related tax
  benefits .........................         --          --          --           848
Issuance of common stock under
  employee stock purchase plan .....         --          --          --            66
Issuance of shares and accumulated
  deficit of merged company (PSI) ..         --          --          (103)       (102)
Repurchase of common stock .........         --          --          --            (2)
Issuance of common stock options at
  below market value ...............          (62)       --          --          --
Unrealized loss on short-term
  investments ......................         --          (214)       --          (214)
Net income for 1994 ................         --          --         2,279       2,279
                                         --------    --------    --------    --------
Balances as of December 31, 1994 ...          (62)       (222)        691      25,566


                                       AVANT! CORPORATION

                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     (Amounts in thousands)
                                            Series A
                                           convertible                               Additional
                                         preferred stock         Common stock         paid-in
                                        Shares      Amount      Shares      Amount    capital
                                       --------    --------    --------    --------   --------

Issuance of common stock ...........       --          --           713        --          159
Conversion of debt to common stock .       --          --           100        --          100
Issuance of shares in public
offering, net of expenses ..........       --          --         2,360        --       27,713

Conversion of mandatory redeemable
  convertible preferred stock into
  common stock .....................       --          --         3,570         1        8,311
Conversion of preferred stock into
  common stock .....................       (687)       --           687        --         --
Exercise of stock options and
  warrants, including related
  tax benefits .....................       --          --           570        --        5,945

Repurchase of common stock .........       --          --           (18)       --           (3)
Issuance of common stock options at
  below market value ...............       --          --          --          --          588
Amortization of deferred stock
  compensation .....................       --          --          --          --         --
Issuance of common stock under
  employee stock purchase plan .....       --          --            43        --          534
Unrealized gain on short-term
  investments ......................       --          --          --          --         --
Net income for 1995.................       --          --          --          --         --
                                       --------    --------    --------    --------   --------
Balances as of December 31, 1995 ...       --          --        17,747           2     68,505
Exercise of common stock options
  including related tax benefits
  (unaudited) ......................       --          --           645        --        4,040
Issuance of common stock under
  employee stock purchase plan
  (unaudited) ......................       --          --            36        --          630
Issuance of common stock options
  at below market value (unaudited).       --          --          --          --        1,387
Amortization of deferred stock
  compensation (unaudited) .........       --          --          --          --         --
Unrealized loss on investments
  (unaudited) ......................       --          --          --          --         --
Net income for nine months ended
September
  30, 1996 (unaudited) .............       --          --          --          --         --
                                       --------    --------    --------    --------   --------
Balances as of September 30, 1996
  (unaudited) ......................   $   --      $   --        18,428           2     74,562
                                       ========    ========    ========    ========   ========



                                  AVANT! CORPORATION

                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                (Amounts in thousands)
                                                      Net
                                                   unrealized
                                        Deferred   gain (loss)
                                         stock        on         Retained     Share
                                        compen-    short-term    earnings     holders'
                                         sation    investments   (deficit)    equity
                                         -------- -----------   --------     --------

Issuance of common stock ...........        --          --          --           159
Conversion of debt to common stock .        --          --          --           100
Issuance of shares in public
offering, net of expenses ..........        --          --          --        27,713

Conversion of mandatory redeemable
  convertible preferred stock into
  common stock .....................        --          --          --         8,312
Conversion of preferred stock into
  common stock .....................        --          --          --          --
Exercise of stock options and
  warrants, including related
  tax benefits .....................        --          --          --         5,945

Repurchase of common stock .........        --          --          --            (3)
Issuance of common stock options at
  below market value ...............        (588)       --          --          --
Amortization of deferred stock
  compensation .....................         133        --          --           133
Issuance of common stock under
  employee stock purchase plan .....        --          --          --           534
Unrealized gain on short-term
  investments ......................        --           311        --           311
Net income for 1995
                                            --          --         6,235       6,235
                                        --------    --------    --------    --------
Balances as of December 31, 1995 ...        (517)         89       6,926      75,005
Exercise of common stock options
  including related tax benefits
  (unaudited) ......................        --          --          --         4,040
Issuance of common stock under
  employee stock purchase plan
  (unaudited) ......................        --          --          --           630
Issuance of common stock options
  at below market value
  (unaudited).......................      (1,387)       --          --          --
Amortization of deferred stock
  compensation (unaudited) .........         197        --          --           197
Unrealized loss on investments
  (unaudited) ......................        --          (158)       --          (158)
Net income for nine months ended
September
  30, 1996 (unaudited) .............        --          --        10,587      10,587
                                        --------    --------    --------    --------
Balances as of September 30, 1996
  (unaudited)                             (1,707)        (69)     17,513      90,301
                                        ========    ========    ========    ========

          See accompanying notes to consolidated financial statements.





                                              AVANT! CORPORATION AND SUBSIDIARIES

                                      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    (Amounts in thousands)


                                                                                                          Nine months ended
                                                                        Years ended December 31,              Sept. 30,
                                                                      ----------------------------     ----------------------
                                                                        1993      1994      1995         1995          1996
                                                                      -------   -------   --------     --------     ---------
                                                                                                          (Unaudited)
Cash flows from operating activities:
     Net income  ..................................................   $ 1,319   $ 2,279   $  6,235     $  6,873     $  10,587
     Adjustments to reconcile net income to net cash provided
        by operating activities:
          Depreciation.                                                   340       644      1,206        1,005         1,423
          Loss on disposal of equipment............................       --        --           4          --            --
          Amortization of capitalized software cost................       145       199        228          155            70
          Amortization of deferred stock compensation..............       --        --         133          --            197
          Deferred income taxes....................................    (2,404)      398      2,192        1,903        (1,525)
          Deferred rent............................................       (19)       (5)       110          --            (29)
          Changes in operating assets and liabilities:
               Accounts receivable, net............................    (1,245)   (2,483)    (2,651)        (309)       (1,840)
               Other assets........................................      (103)      (51)      (747)        (266)       (4,993)
               Accounts payable....................................       151       266        281          184            20
               Accrued compensation................................       576     1,057        565          835           411
               Prepaid and accrued income taxes....................       221      (221)       403          539        (1,006)
               Other accrued liabilities...........................       252       301      1,139          159         1,515
               Deferred revenue....................................     1,493       (77)     3,237        1,778         1,022
                                                                      -------   -------   --------     --------     ---------
                    Net cash provided by operating activities......       726     2,307     12,335       12,856         5,852
                                                                      -------   -------   --------     --------     ---------
Cash flows from investing activities:
     Purchases of short-term investments...........................   (2,529)   (92,615)   (79,568)    (126,273)     (129,294)
     Maturities and sales of short-term investments................       667    71,366     56,471       92,754       108,100
     Purchases of equipment, furniture, and fixtures...............      (696)   (1,518)    (4,026)      (2,497)       (2,557)
     Capitalized software development costs........................      (140)     (143)       (63)         (63)          --
     Cash received in merger.......................................        --        19                     --            --
                                                                      -------   -------   --------     --------     ---------
                                                                                                --
                    Net cash used in investing activities..........    (2,698)  (22,891)   (27,186)     (36,079)      (23,751)
                                                                      -------   -------   --------     --------     ---------
Cash flows from financing activities:
     Payment on note assumed in merger.............................       --        (89)       --           --            --
     Principal payments under capital lease obligations............      (134)     (235)      (235)        (190)         (104)
     Proceeds from issuance of preferred stock, net................     4,482       --         --           --            --
     Repurchase of common stock....................................       --         (2)        (3)          (2)          --
     Exercise of stock options.....................................       --        201      4,643        4,188         3,005
     Issuance of common stock under employee stock purchase
        plan .                                                            --         66        534          183           630
     Proceeds from issuance of common stock, net...................        98    20,363     27,872       27,924           --
     Proceeds from issuance of convertible note....................        --       100                     --            --
                                                                      -------   -------   --------     --------     ---------
                                                                                                --
                    Net cash provided by financing activities......     4,446    20,404     32,811       32,103         3,531
                                                                      -------   -------   --------     --------     ---------

                                      F-10




                                              AVANT! CORPORATION AND SUBSIDIARIES

                                      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    (Amounts in thousands)
Net increase (decrease) in cash and cash equivalents...............     2,474      (180)    17,960        8,880       (14,368)
Cash and cash equivalents, beginning of year.......................     3,554     6,028      5,848        5,848        23,808
                                                                      -------   -------   --------     --------     ---------
Cash and cash equivalents, end of year.............................   $ 6,028   $ 5,848    $23,808      $14,728        $9,440
                                                                      =======   =======    =======     ========     =========

                                    See   accompanying   notes  to  consolidated financial statements.


                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)


(1) Nature Of Business And Summary Of Significant Accounting Policies


Nature of Business

Avant! Corporation (the Company or Avant!), formerly ArcSys, Inc., develops, markets and supports software products that assist design engineers in the automated design, layout, physical verification, and analysis of advanced integrated circuits. Its primary customers are semiconductor manufacturers in the United States, Japan, Korea, Taiwan, and Europe.

Principles of Presentation and Preparation and Use of Estimates

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been restated to reflect the effect of the mergers with Integrated Silicon Systems, Inc. (ISS) and Anagram, Incorporated (Anagram) discussed in Note 2.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue consists primarily of fees for licenses of the Company's software products, maintenance, and customer support.

Software Revenue

Revenue from the sale of software licenses is recognized upon shipment of the products, delivery of permanent authorization codes, and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor obligations are accrued at the time the revenue is recognized. In instances where there is a contingency regarding the sale, revenue recognition is delayed until the contingency has been resolved. When the Company receives advance payments for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met. The Company has entered into certain license agreements under which software, support and other services are provided to a customer for a bundled price for a specific period of time. Generally, revenue under such agreements is recognized ratably over the contract period.

Services Revenue

Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically 12 months. Revenue from customer training, support, and other services is recognized as the service is performed.

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)


Cash and Cash Equivalents

For the purpose of the accompanying consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost and consist primarily of overnight Eurodollar deposits, certificates of deposit, and commercial paper. The carrying amount of cash and cash equivalents approximates fair value.

Short-Term Investments

Short-term investments, which consist of demand deposit investments in limited-maturity fixed-income mutual funds, short-term debt securities, U.S. government agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock, and municipal bonds, are reported at fair value and are classified as available-for-sale securities. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information. There were no realized gains or losses on investments sold during 1993, 1994, or 1995. As of December 31, 1994, the gross unrealized loss on short-term investments was $222,000. As of December 31, 1995, the net unrealized gain on short-term investments of $89,000 consisted of $136,000 of gross unrealized gains, and $47,000 of gross unrealized losses.

Equipment, Furniture, and Fixtures

Equipment, furniture, and fixtures consist primarily of computer workstations and file servers for employees and are stated at cost net of accumulated depreciation of $1,421,000 and $2,271,000 as of December 31, 1994 and 1995, respectively. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets (generally five years).

Software Development Costs

Certain software development costs for new products and product enhancements are capitalized upon the establishment of technological feasibility, which is defined by the Company as the completion of a working model of the software. Capitalization of computer software development costs ceases, and amortization begins, when the product is available for general release to customers. The ongoing assessment of the realizability of these costs requires considerable judgment related to anticipated future product revenues, estimated economic life, and changes in hardware and software technology. The amount of software development costs capitalized for the years 1993, 1994, and 1995 was $140,000, $143,000, and $63,000, respectively. Accumulated amortization of software development costs was $849,000 and $997,000 as of December 31, 1994 and 1995, respectively.

Amortization of software development costs is provided on a product-by-product basis. Annual amortization is the greater of the amount computed using the ratio of current product revenue to the total of current and anticipated future product revenue or the straight-line method over the remaining estimated economic life of the product. All current products have estimated economic lives of three years. Amortization of software development costs for the years 1993, 1994, and 1995 was $145,000, $199,000, and $228,000, respectively. Amortization of software development costs is included in costs of software in the accompanying consolidated statements of income.

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)


Income Taxes

Income taxes are provided under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Prior to 1995, the Company had experienced net operating losses and had established a valuation allowance against its deferred tax assets relating to the resulting net operating loss carryforwards for tax purposes due to the uncertainty surrounding the realization of such assets. As a result of the mergers discussed in Note 2, the Company's income tax provisions were restated and the valuation allowance was eliminated during 1993.

Net Income Per Common Share

Net income per common share is computed using the weighted average number of common and common equivalent shares outstanding during each period presented using the treasury stock method.

Common stock equivalents consist of stock options and awards (using the treasury stock method) and convertible preferred stock. Common stock equivalents are excluded from the computation if their effect is antidilutive, except that common stock issued and stock options and awards during the 12 months preceding the initial filing of the Registration Statement for the Company's initial public offering have been included in the calculation of common and common equivalent shares using the treasury stock method as if they were outstanding for all periods presented.

Statements of Cash Flows

Interest of $36,000,  $42,000, $51,000, $44,000 and $9,000 was paid in the years ended 1993, 1994, and 1995, and the nine-month periods ended September 30, 1995 and 1996 respectively. Income taxes of $619,000, $600,000, $1,311,000, $155,000, and $8,401,000 were paid in the years ended 1993, 1994, and 1995, and the nine months ended September 30, 1995 and 1996, respectively. Acquisition of equipment under capital lease obligations was $247,000 and $298,000 during 1993, and 1994, respectively. Deferred stock compensation of $62,000, $588,000, and $1,387,000, was recognized in the years ended 1994 and 1995, and the nine months ended September 30, 1995, and 1996 respectively, for stock options issued below market value. In connection with the Company's initial public offering in 1995, mandatory redeemable convertible preferred stock was converted to common stock in the amount of $8,312,000. Conversion of long-term debt to common stock was $100,000 in 1995.

Translation of Foreign Currencies

The  functional  currency  of the  Company's  foreign  subsidiaries  is the U.S.
dollar.   Resulting   foreign  exchange  gains  and  losses,   which  have  been
insignificant, are included in the results of operations.

Stock-Based Compensation

The Company has various stock-based compensation plans as discussed in Note 4. The Company has accounted for its stock-based compensation plans under Accounting Principles Bulletin No. 25, Accounting for Stock Issued to Employees. The Company has adopted Statement of Financial Accounting

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)


Standards (SFAS) No. 123, and plans to use the pro forma approach allowed under this standard. Disclosures under SFAS No. 123 will be required in the Company's December 31, 1996 consolidated financial statements.

Unaudited Interim Consolidated Financial Statements

The accompanying unaudited consolidated financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996, have been prepared on substantially the same basis as the audited supplemental consolidated financial statements, and included all adjustments, consisting only of normal recurring adjustments, which management believes are necessary for a fair presentation of the financial information set forth herein.

(2) Mergers

On September 27, 1996, the Company issued approximately 2,154,000 shares of its common stock for all of the outstanding common and preferred stock of Anagram, and assumed approximately 260,000 stock options and subscriptions under option plans. The Anagram outstanding preferred stock has been presented as common stock for all periods presented in the consolidated financial statements. The merger has been accounted for as a pooling of interests, and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position, and cash flows of Anagram. Total revenue and net income for the individual entities as previously reported are as follows (in thousands):

                                          Years ended                Six months
                                           December 31,                ended
                                     ----------------------           June 30,
                                       1994          1995               1996
                                     -------        -------          --------
Total revenue
      Avant! ................        $18,958        $38,004          $ 27,169
      Anagram ...............            241          3,508             4,375
                                     -------        -------          --------
                                     $19,199        $41,512          $ 31,544
                                     =======        =======          ========
Net income
      Avant! ................        $ 2,260        $ 5,065          $  5,593
      Anagram ...............             19          1,170             1,633
                                     -------        -------          --------
                                     $ 2,279        $ 6,235          $  7,226
                                     =======        =======          ========

In connection with the merger with Anagram, the Company recorded estimated merger related costs of approximately $920,000 in the quarter ended September 30, 1996. These costs consist primarily of the following: (i) approximately $300,000 for transaction fees for attorneys, accountants, investment bankers, and other related charges; (ii) approximately $250,000 for the elimination of duplicate facilities and equipment; (iii) approximately $370,000 for severance, relocation, and related costs. All of the merger-related costs relate to cash expenditures.

On November 27, 1995, the Company issued approximately 6,400,000 shares of its common stock for all of the outstanding common stock of ISS, and assumed approximately 1,500,000 stock options and subscriptions under various ISS stock option and purchase plans. The merger has been accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position, and cash flows of ISS. As a result of the merger, the

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)


Company's income tax provisions were restated and the deferred tax valuation allowance was eliminated during 1993. Total revenue and net income for the individual entities as previously reported are as follows (in thousands):



                                              Years ended         Nine-month
                                               December 31,      period ended
                                          --------------------   September 30,
                                            1993        1994        1995
                                          --------    --------    --------
     Total revenue
          Avant! ......................   $  1,696    $  6,191    $ 12,087
          ISS .........................      7,012      12,767      14,414
                                          --------    --------    --------
                                          $  8,708    $ 18,958    $ 26,501
                                          ========    ========    ========
     Net income
          Avant! ......................   $ (2,174)   $ (1,206)   $  3,073
          ISS .........................      1,370       3,128       3,890
                                          --------    --------    --------
                                              (804)      1,922       6,963
          Adjustment for deferred taxes      2,146         338        (957)
                                          --------    --------    --------
                                          $  1,342    $  2,260    $  6,006
                                          ========    ========    ========

In connection with the merger with ISS, the Company recorded merger related costs of approximately $3,600,000. These costs consisted primarily of the following: (i) approximately $2,858,000 for transaction fees for attorneys, accountants, investment bankers, and other related charges; (ii) approximately $233,000 for the elimination of duplicate facilities and equipment; (iii) approximately $337,000 for severance; and (iv) approximately $162,000 for incremental travel, communications, consulting, and other costs associated with internal activities. Of the $3,600,000 million of merger-related costs, approximately $3,400,000 related to cash expenditures while approximately $200,000 related to noncash charges. As of December 31, 1995, accrued liabilities included $392,000 of expected future cash expenditures.

On May 5, 1994, ISS completed a merger with Performance  Signal Integrity,  Inc.
(PSI), a Pennsylvania corporation. The financial position, results of operations and cash flows of PSI were not material to ISS, and the merger was accounted for as an immaterial pooling of interests. Therefore, ISS's previously reported financial results were not restated for the PSI merger.

(3) Mandatory Redeemable Convertible Preferred Stock Conversion

In connection with the completion of the Company's initial public offering in June 1995, all the outstanding mandatory redeemable convertible preferred stock was automatically converted into approximately 3,570,000 shares of the Company's common stock. In addition, outstanding warrants to acquire Series B preferred stock were automatically converted into approximately 26,000 shares of the Company's common stock.

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)


As of December 31, 1994, mandatory redeemable convertible preferred stock consisted of the following (in thousands):

                             Shares              Issued and          Liquidation
      Series               authorized            outstanding            value
                           ----------            -----------         ----------
            A                  313                   313               $  693
            B                1,942                 1,910                3,343
            C                1,400                 1,347                4,500
                             =====                 =====               ======
                             3,655                 3,570               $8,536
                             =====                 =====               ======


(4) Shareholders' Equity

Initial Public Offering and Changes in Authorized Common and Preferred Stock

In April 1995, the Company's Board of Directors authorized the Company to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. In addition, the Company increased its authorized number of shares of common stock from 10,000,000 to 25,000,000 shares.

In June 1995, the Company closed its initial public offering of common stock at $13.00 per share. The net proceeds of the offering were $27,713,000 after deducting applicable costs and expenses. In connection with the public offering, all the outstanding Series A preferred stock automatically converted into approximately 687,000 shares of the Company's common stock.

Common Stock

The Company has issued to the Company's founders and employees 2,683,000 shares of its common stock, which are subject to repurchase upon termination of employment. The number of shares of common stock subject to the Company's right to repurchase declines 25% after the founder or employee has been employed one year, and thereafter ratably over three years on a monthly basis. As of December 31, 1994 and 1995, 232,000 and 66,000 shares, respectively, were subject to repurchase. In addition, certain Anagram shares of common stock were subject to repurchase.

1995 Stock Option/Stock Issuance Plan

The Company approved the 1995 Stock Option/Stock Issuance Plan (the 1995 Plan) in April 1995, under which all remaining outstanding stock options and shares available for grant under the Company's 1993 Stock Option/Stock Issuance Plan and 1,000,000 additional shares of the Company's common stock have been authorized for issuance, for a total of 2,336,000 shares of the Company's common stock. The 1995 Plan is intended to serve as a successor to the 1993 Stock Option/Stock Issuance Plan (see below) and has terms similar to those of the 1993 Stock Option/Stock Issuance Plan. Under the 1995 Plan, however, each individual serving as a nonemployee member of the Company's Board of Directors on the date the Underwriting Agreement for the initial public offering was executed received an option grant on such date for 20,000 shares of the Company's common stock, provided such individual had not otherwise been in the prior employ of the Company. Each individual who first becomes a

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)


nonemployee member of the Board of Directors thereafter will receive a share option grant on the date such individual joins the Board of Directors provided such individual has not been in the prior employ of the Company. In addition, at each annual shareholders' meeting, beginning with the 1996 Annual Shareholders' Meeting, each individual who is to continue to serve as a nonemployee member of the Board of Directors after the meeting will receive an additional option grant to purchase 5,000 shares of common stock whether or not such individual has been in the prior employ of the Company.

1993 Stock Option/Stock Issuance Plan

In September 1993, the Board of Directors approved the 1993 Stock Option/Stock Issuance Plan (the 1993 Plan). Options granted under the 1993 Plan may be either incentive stock options or nonstatutory stock options, as designated by the Company's Board of Directors. The 1993 Plan provides that the exercise price of an incentive stock option and a nonstatutory option will be no less than the fair market value and 85% of the fair market value, respectively, of the Company's common stock at the date of grant, as determined by the Company's Board of Directors.

The Company's Board of Directors also has the authority to set exercise dates (no longer than 10 years from the date of grant), payment terms, and other provisions for each grant. Generally options granted under the 1993 Plan become exercisable as to 25% of the shares on the anniversary date of grant and thereafter become exercisable ratably over three years.

The Company has recorded for financial statement purposes a deferred charge of $650,000, representing the difference between the exercise price and the deemed fair value of the Company's common stock for 355,000 shares subject to common stock options granted in the fourth quarter of 1994 and the first quarter of 1995. The deferred stock compensation will be amortized to compensation expense over the period during which the options become exercisable, generally four years.

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)



ISS Option Plans

In connection with the ISS merger discussed in Note 2, various ISS option plans were assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the exchange ratio of the merger.

The Company incurred stock compensation expense, representing the difference between the exercise price and the deemed fair value of the Company's common stock, relating to nonqualified stock options of $151,000 during 1993 and $20,000, during 1994.

Anagram Option Plans

In connection with the Anagram merger discussed in Note 2, various Anagram option plans were assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect a two for one stock split effective June 1996 and the exchange ratio of the merger.

As of December 31, 1995, there were approximately 698,000 shares of Anagram restricted common stock outstanding which were subject to repurchase by the Company.

                                        AVANT! CORPORATION AND SUBSIDIARIES

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       December 31, 1993, 1994, and 1995
                         (Information for the nine months ended September 30, 1995
                                              and 1996 is unaudited)

The following is a summary of activity under all of the option plans:

                                                                  Shares
                                                                 available            Options            Exercise
                                                                 for grant          outstanding           price
                                                                 --------           -----------         ---------
Balances as of December 31, 1992 ..........................       158,000             154,000          $0.01-2.50

     Additional Shares reserved ...........................       652,000                   -                 -
     Granted ..............................................      (515,000)            515,000           0.05-2.53
     Exercised ............................................             -              20,000           1.00-1.47
     Canceled .............................................       134,000            (134,000)          0.30-2.53
                                                               ----------           ---------           ---- -----

Balance as of December 31, 1993 ...........................       429,000             515,000          $0.01-2.53

     Additional Shares reserved ...........................     1,960,000                   -                 -
     Granted ..............................................    (1,972,000)          1,972,000           0.03-19.00
     Canceled .............................................       209,000            (209,000)          0.30-3.52
     Exercised ............................................             -            (134,000)          0.01-2.50
                                                               ----------           ---------           ---- -----

Balances as of December 31, 1994 ..........................       626,000           2,144,000          $0.05-19.00

     Additional Shares reserved ...........................     3,158,000                   -                -
     Granted ..............................................    (1,543,000)          1,543,000           0.05-44.50
     Canceled .............................................       198,000            (198,000)          0.30-33.50
     Exercised ............................................            -             (598,000)          0.05-17.67
     Eliminated in merger .................................    (1,337,000)                  -                -
                                                               ----------           ---------           ---- -----

Balances as of December 31, 1995 ..........................     1,102,000           2,891,000          $0.05-44.50
                                                               ==========           =========          ===========

As of December 31, 1995, 969,000 stock options were exercisable.


(5) Leases

Capital Leases

Future minimum lease payments under these capital lease arrangements as of December 31, 1995, are as follows (in thousands):

           Year ending
           December 31,
           ------------
              1996...................................................  $145
              1997...................................................    53
                                                                       ----
                                                                        198
              Less amount representing interest......................    13
                                                                       ----
                                                                        185
              Less current portion...................................   145
                                                                       ----
              Capital lease obligations, less current portion........  $ 40
                                                                       ====
Operating Leases

The Company leases in Sunnyvale, California, and Research Triangle Park, North Carolina, facilities under operating lease agreements which expire over the next 10 years. Portions of the Company's headquarters were subleased to an unrelated third party under a lease that expired in June 1995. Rental expense incurred by the Company under operating lease agreements totaled $395,000, $522,000, and $702,000, for the years 1993, 1994.

Future annual minimum lease payments under operating leases as of December 31, 1995, are as follows (in thousands):

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)



           Year ending
           December 31,
           ------------
                1996 .........................    $1,102
                1997 .........................     1,250
                1998 .........................       839
                1999 .........................       784
                2000 .........................       713
                Thereafter ...................     4,000
                                                  ------
                                                  $8,688
                                                  ======



(6) Income Taxes

The component of income tax expense (benefit), as presented in the accompanying consolidated statements of income, comprise federal taxes, state taxes, and certain foreign taxes. The components of income taxes as of December 31, 1993, 1994, and 1995, are as follows (in thousands):

                                                                              1993           1994           1995
                                                                             -------        ------         ------
Current:
     Federal.........................................................        $  586         $  289         $1,212
     Foreign.........................................................            10             38          1,160
     State...........................................................           207             28            477
                                                                             -------        ------         ------
         Total.......................................................           803            355          2,849
                                                                             -------        ------         ------
Deferred:
     Federal.........................................................        (2,285)           100            982
     Foreign.........................................................             -              -              -
     State...........................................................          (114)           114            (93)
                                                                             -------        ------         ------
         Total.......................................................        (2,399)           214            889
                                                                             -------        ------         ------
Charge in lieu of taxes attributable to employee stock plans.........             -            647          1,302
                                                                             -------        ------         ------
         Total provisions for income taxes (benefit).................        $(1,596)       $1,216         $5,040
                                                                             =======        ======         ======



The Company's effective tax rate differs from the statutory rate as of December 31, 1993, 1994, and 1995 as follows (in thousands):

                                                    1993       1994       1995
                                                  -------    -------    -------
Income tax expense at statutory rate ..........   $   (94)   $ 1,188    $ 3,833
State tax expense .............................        93        152        685
Nondeductible merger ..........................      --         --          938
Change in valuation allowance .................    (1,568)        89        (89)
Tax exempt income .............................      --         (140)      (306)
Tax credits ...................................       (60)       (78)      (148)
Foreign sales corporation .....................      --         --          (96)
S election corporation ........................      --          (51)      --
Other .........................................        33         56        223
                                                  -------    -------    -------
         Actual income tax expense (benefit) ..   $(1,596)   $ 1,216    $ 5,040
                                                  =======    =======    =======

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)


The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1994 and 1995, are as follows (in thousands):



                                                                 1994       1995
                                                               ------     ------
Deferred tax assets:
  Accrued liabilities ....................................     $  123     $  334
  Allowance for doubtful accounts ........................         37        155
  Tax credit carryforwards ...............................        494        361
  Unrealized loss on short-term investments ..............         89       --
  Net operating loss carryforwards .......................      2,153       --
  Deferred revenue .......................................       --          796
  Other ..................................................         28       --
                                                               ------     ------
         Total gross deferred tax assets .................      2,924      1,646
Less valuation allowance .................................         89       --
                                                               ------     ------
  Deferred tax assets, net of valuation allowance ........      2,835      1,646
                                                               ------     ------
Deferred tax liabilities:
  Accrual to cash conversion .............................        412        321
  Depreciation and amortization ..........................        269         60
                                                               ------     ------
         Total gross deferred tax liabilities ............        681        381
                                                               ------     ------
         Net deferred tax asset ..........................     $2,154     $1,265
                                                               ======     ======


As of December 31, 1995, the Company had $361,000 of foreign tax credits, expiring in the year 2000, available to offset future federal income taxes.

(7) Employee Benefit Plans

401(k) Plan

The Company and ISS each had 401(k) retirement savings plans covering substantially all employees. Contributions in the ISS plan were matched at the discretion of the Company's Board of Directors. The matching contributions amounted to $37,000, $77,000, and $115,000 for 1993, 1994, and 1995,
respectively. The Company intends to merge its plans in 1996.

Employee Stock Purchase Plan

The Company has a qualified Employee Stock Purchase Plan, which permits eligible employees to purchase newly issued common stock of the Company up to an aggregate of 500,000 shares. Under this plan, employees may purchase from the Company a designated number of shares through payroll deductions at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the date of the grant or the date the right to purchase is exercised.

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)


(8) Concentrations of Credit Risk

The Company maintains excess cash balances in a variety of financial instruments such as overnight Eurodollar deposits, securities backed by the U.S. government, municipal/corporate auction preferred stock, municipal bonds, short-term debt securities, and demand deposit investments in limited-maturity fixed-income mutual funds. The Company has not experienced any material losses in any of the instruments it has used for excess cash balances.

To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any geographic area. The Company's allowance for doubtful accounts was $125,000 and $309,000 as of December 31, 1994 and 1995, respectively.

(9) Business Segment and Geographic Information

The  Company  operates  primarily  in  one  business  segment,   comprising  the
electronic design automation industry.

The Company's export revenues are all denominated in U.S. dollars, International revenue, principally to customers in Asia, accounted for approximately 10%, 27% and 29% of total consolidated revenue in the years ended December 31, 1993, 1994 and 1995, respectively.

In 1995, one key customer accounted for 11% of the Company's revenue. Another key customer accounted for 13% of the Company's revenue in 1994 and 12% of the Company's revenue in 1993. A third key customer accounted for 29% of the Company's revenue in 1993.

(10) Commitments and Contingencies

On December 6, 1995, Cadence Design Systems, Inc. (Cadence) filed an action against the Company and certain of its officers in the Northern California United States District Court alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract, and false advertising. The essence of the complaint is that the Company misappropriated and improperly copied source code from Cadence, and that the Company has competed unfairly by making false statements concerning Cadence and its products. The action also alleges that the Company induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. In addition to actual and punitive damages, Cadence seeks to enjoin the sale of certain place and route products and has filed a motion to obtain a preliminary injunction pending trial of the action. Avant! filed its opposition to Cadence's motion on June 28, 1996. Cadence filed a reply to Avant!'s opposition on August 27, 1996. The preliminary injunction

                       AVANT! CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
            (Information for the nine months ended September 30, 1995
                             and 1996 is unaudited)


hearing took place on September 10, 1996. No ruling on the preliminary injunction motion has been issued as of the date hereof.

On January 16, 1996, Avant! filed a counterclaim alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage, and intentional interference with contractual relations.

The Santa Clara County District Attorney's office is also investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On December 5, 1995, a search warrant was executed at Avant!'s Sunnyvale, California, facility to determine whether there was evidence of criminal conduct. No criminal charges have been filed against Avant!, the Company's management or its employees, but no assurance can be given that such charges will not be filed in the future. A criminal complaint, if filed against the Company, the Company's management or its employees, could result in a loss of management and other personnel and could have other material adverse effects. On each of December 15 and 19, 1995, class action filings were made against Avant! alleging certain securities law violations, including omission and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim.

It is the Company's position that the plaintiffs' claims are without merit. The Company believes it has sufficient defenses to all the plaintiffs' claims and intends to defend itself vigorously. If however, Avant! defenses are unsuccessful, the Company may be enjoined from selling certain place and route products and may be required to pay damages to Cadence. In such event, Avant!'s business, operating results, and financial condition would be materially adversely affected. In particular, Avant!'s place and route products in dispute, ArcCell-BV and ArcCell XO (which have been replaced by Aquarius-BV and Aquarius-XO) accounted for approximately one third of total consolidated revenues for the three-year period ended December 31, 1995. In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant!'s common stock. Although it is reasonably possible the Company may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, and the Company believes, based on information it presently possesses, that the conclusion of these claims will not have a material adverse effect on the Company's consolidated financial position. However, there can be no assurance that an adverse judgment, if granted, in any claim would not have a material adverse effect on the Company's business, consolidated financial position, or consolidated results of operations.

The Company is subject to other claims that have arisen in the ordinary course of business. In the opinion of management, all such matters are without merit or involve amounts which would not have a material adverse effect on the Company's consolidated financial position if unfavorably resolved.



11. Subsequent Events

On November 27, 1996, the Company issued approximately 1,812,000 shares of its common stock for all of the outstanding common stock of FrontLine, and assumed approximately 410,000 warrants and stock options under option plans.

On October 29, 1996, the Company issued approximately 4,471,000 shares of its common stock for all of the outstanding common stock of Meta, and assumed approximately 608,000 stock options and subscriptions under option and purchase plans.

The mergers described above are expected to be accounted for as pooling-of-interests, and, accordingly, the Company's consolidated financial statements will be restated for all periods prior to the mergers to include the results of operations, financial position, and cash flows of FrontLine and Meta.

In connection with the mergers with Meta and FrontLine, the Company expects to incur direct transaction costs and merger-related integration expenses of approximately $8,000,000, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $4,400,000 and severance costs, charges for duplicate facilities, and certain other related costs of approximately $3,600,000. As of September 30, 1996, accrued liabilities included approximately $865,000 of expected future cash expenditures.

                                AVANT! CORPORATION AND SUBSIDIARIES

                                   FINANCIAL STATEMENT SCHEDULE

                                VALUATION AND QUALIFYING ACCOUNTS--

                                  ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                      (amounts in thousands)



                                                               Additions                  Balance
                                                Balance At     Charged                       At
                                                 Beginning         to                     End of
                                                 of Period      Expense     Deductions    Period
                                               ------------    ---------    ----------    -------
Year ended December 31, 1993 .................    $  4            $101        $  0        $105
Year ended December 31, 1994 .................     105              67          47         125
Year ended December 31, 1995 .................     125             285         101         309



Exhibit 11.1 Calculations of Income Per Share


                                     Avant! Corporation and Subsidiaries
                             Statements Re: Computations of Net Income per Share
                                 (amounts in thousands, except per share data)



                                                                Year ended                  Nine months ended
                                                                December 31,                  September 30,
                                                      ------------------------------        -----------------
                                                          1993      1994      1995           1995       1996
                                                        -------   -------   -------         -------   -------
Common shares outstanding                                 6,469     9,309    16,325          15,846    17,826
  (weighted average)


Common stock equivalents
(using the treasury stock method):
     Stock Options and Awards                               236       362     1,435           1,534     1,997
     (weighted average)
     Pursuant to Staff Accounting Bulletin No. 83 (A)       496       496       248             331      --
     Preferred Stock                                      4,678     4,678      --              --        --
     Shares deemed outstanding to fund shareholder
          distribution                                     --        --        --              --        --
                                                        -------   -------   -------         -------   -------

Total (B)                                                11,879    14,845    18,008          17,711    19,823
                                                        =======   =======   =======         =======   =======

Net income                                              $ 1,319   $ 2,279   $ 6,325         $ 6,873   $10,587
                                                        =======   =======   =======         =======   =======

Net income per common share (C)                         $  0.11   $  0.15   $  0.35         $  0.39   $  0.53
                                                        =======   =======   =======         =======   =======

(A) Treated as if outstanding for all periods presented.
(B) Total of all common stock and equivalents.
(C) Equal to income divided by (B).